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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                             Advance Paradigm, Inc.
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                              (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                    00749110
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                                 (CUSIP Number)

                               December 31, 1998
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.                             13G                 PAGE ___  OF ___ PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)
                  Health Care Service Corp.
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]
              N/A
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  3     SEC Use Only

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  4     Citizenship or Place of Organization
              Illinois
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    Number of
                           5       Sole Voting Power
      Shares                       1,111,111
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        1,111,111
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    0
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,111,111
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)
        N/A
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 11     Percent of Class Represented by Amount in Row (9)
        10.8%
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 12     Type of Reporting Person (See Instructions)
        IC
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Item 1(a).        NAME OF ISSUER:
                  Advance Paradigm, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  545 E. John Carpenter Freeway, Suite 1900, Irving, TX 75062

Item 2(a).        NAME OF PERSON FILING:
                  Health Care Service Corporation

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
                  RESIDENCE:
                  300 E. Randolph Drive, 15th Floor, Chicago, IL 60601

Item 2(c).        CITIZENSHIP:
                  Illinois

Item 2(d).        TITLE OF CLASS OF SECURITIES:
                  Common Stock, $.01 par value

Item 2(e).        CUSIP NUMBER:
                  00749110

Item 3.           REPORTING PERSON:
                  Insurance Company

Item 4.           OWNERSHIP:
                  Amount beneficially owned:  1,111,111 shares
                  Percent of Class:  10.8 percent
                  Number of shares as to which person has
                  Sole voting power:  1,111,111 shares
                  Shared voting power:  0
                  Sole dispositive power: 1,111,111 shares
                  Shared dispositive power:  0


Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  Not applicable

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON:
                  Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
                  Not applicable
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Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP:
                  Not applicable

Item 9.           NOTICE OF DISSOLUTION OF GROUP:
                  Not applicable

Item 10.          CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date:    February 2, 1999


                                             HEALTH CARE SERVICE CORPORATION


                                                  /s/ Sherman M. Wolf
                                             -------------------------------
                                                  Sherman M. Wolf
                                             -------------------------------
                                                  Senior Vice President
                                             -------------------------------